As filed with the Securities and Exchange Commission on February 25, 2004

                                                       Registration No. 333-____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         BIO-AMERICAN CAPITAL COPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                      Nevada                          93-1118938
          ------------------------------        ----------------------
          State or Other Jurisdiction of           (I.R.S. Employer
           Incorporation or Organization        Identification Number)

                           498 ELLIS STREET, 2nd FLOOR
                  PENTICTON, BRITISH COLUMBIA, CANADA, V2A 4M2
                  --------------------------------------------
                    (Address of Principal Executive Offices)


                          2004 EQUITY PERFORMANCE PLAN
                          ----------------------------
                            (Full Title of the Plan)


                                    TED KOZUB
                                    President
                        Bio-American Capital Corporation.
                           498 Ellis street, 2nd Floor
                  Penticton, British Columbia, Canada, V2A 4M2
                                 (250) 497-6072
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                 with a copy to:

                             ANDREW D. HUDDERS, ESQ.
                                 Graubard Miller
                                600 Third Avenue
                          New York, New York 10016-2097
                            Telephone: (212) 818-8800

                         CALCULATION OF REGISTRATION FEE

 ======================================================================================================================
                                                               Proposed Maximum    Proposed Maximum
 Title of each Class of Securities            Amount to be      Offering Price        Aggregate           Amount of
 to be Registered                             Registered(1)       Per Share         Offering Price     Registration Fee
 =========================================    =============    ================    ================    ================
 Common stock issuable upon exercise of        10,000,000          $2.25(2)           $22,500.00          $2,850.75
 Awards that may be granted under the 2004
 Equity Performance Plan.................
 ----------------------------------------------------------------------------------------------------------------------

          TOTAL.......................................................................................... $2,850.75
 ======================================================================================================================

 (1) Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of such plan.

 (2) Based on the last sale price of a share of our common stock as reported by The Nasdaq OTC Bulletin Board on February 24, 2004 in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended.



                               ------------------

         In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

                               ------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information. *


     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.     Incorporation of Documents by Reference.

         The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement:

         o our annual report on Form 10-KSB for the fiscal year ended December 31, 2003;

         o    our current report on Form 8-K, dated January 5, 2004;

         o    our information statement on Schedule 14C, dated January 30, 2004;
              and

         o our statement regarding the change in the majority of directors, dated January 5, 2004.

         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.


Item 4.     Description of Securities.

         The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. In addition, the holders are entitled to receive dividends ratably, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our dissolution, liquidation or winding-up, the holders of common stock are entitled to share ratably in all the assets remaining after payment of all our liabilities and subject to the prior distribution to any senior securities that may be outstanding at that time. The holders of common stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. The holders of more than 50% of such outstanding shares, voting at an election of directors can elect all the directors on the board of directors. All outstanding shares of common stock are, when issued, the shares of common stock offered hereby, are full paid and non-assessable.


Item 5.     Interests of Named Experts and Counsel.

         Not applicable.


Item 6.     Indemnification of Directors and Officers.

         The Nevada Business Corporation Act permits Nevada corporations such as ours to include in the articles of incorporation a provision eliminating or limiting directors' exposure to liability for monetary damages for breaches of their duty of care as directors, if the director acted in good faith and with ordinary care. The act does not eliminate the directors' liability for monetary damages for acts or omissions not in good faith or involving the intentional violations of law, the improper purchase or redemption of stock, payment of improper dividends or any transaction from which the director received an improper personal benefit.

         The act also permits Nevada corporations to include in the articles of incorporation a provision to indemnify any and all persons it has the power to indemnity. The act provides that a Nevada corporation may indemnify a person who was, is or is threatened to be made, a named party in a proceeding because the person is or was acting on behalf of the corporation. The indemnification by the corporation may be made if it is determined that the person conducted himself in good faith, reasonably believed that the conduct was in the corporation's best interests if the indemnitee is a director, or was at least not opposed to the corporations' best interests if the person was someone other than a director. Directors may not be indemnified if the person improperly benefited personally or the person is found liable to the corporation. The indemnification may be in respect of judgments, penalties, fines, settlements and reasonable expenses actually incurred.

         We have implemented the above-described provisions in our articles of incorporation. In addition, our by-laws provide for similar provisions. We do not have separate agreements of indemnification or advancement of expenses. We do not have directors and officers insurance.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, indemnification is against public policy and is therefore unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred by a director, officer or controlling person in successful defense of any action, suit or proceedings, is asserted by such director, officer or controlling person in connection with the securities being offered or sold by us, we will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the federal securities law, and will be governed by the final adjudication of such case.


Item 7.     Exemption from Registration Claimed.

         Not Applicable.


Item 8.     Exhibits.


         Exhibit No.     Description
         -----------     -------------------------------------------------------

         4.1 2004 Equity Performance Plan (previously filed - see index)
         5.1             Opinion of Graubard Miller
         23.1            Consent of Michael Johnson & Co., LLC, Certified Public
                         Accountants
         23.2            Consent of Graubard Miller (included in Exhibit 5.1)

Item 9.     Undertakings.

         (a)    The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Penticton, Province of British Columbia, Canada, on this 24th day of February, 2004.


                                 BIO-AMERICAN CAPITAL CORPORATION



                                 By: /s/ Ted Kozub
                                     ----------------------------
                                     Ted Kozub, President



         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                        Title                       Date
 -----------------------     -----------------------------     -----------------

 /s/ Ted Kozub               President and Chairman of the     February 24, 2004
 -----------------------     Board (Principal Executive
 Ted Kozub                   and Financial Officer)

                                  EXHIBIT INDEX



 Exhibit No.      Description
 -----------      --------------------------------------------------------------
 4.1              2002 Equity Performance Plan(1)
 5.1              Opinion of Graubard Miller
 23.1             Consent of Michael Johnson & Co., LLC, Certified Public
                  Accountants
 23.2             Consent of Graubard Miller (included in Exhibit 5.1)


 --------------------
 (1) Incorporated by reference from Schedule 14C filed January 30, 2004.




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